U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 5
ANNUAL STATEMENT OF CHANGES BENEFICIAL OWNERSHIP


Filed pursuant to Section 16(a) of the Securities Exchange Act of
1934, Section 17(a) of the Public Utility Holding Company Act of
1935 or Section 30(f) of the Investment Company Act of 1940.

1.  Name and Address of Reporting Person:  Cooper F. Friend, PO
Box 688, Ellsworth, ME 04605-0688

2.  Issuer Name and Tickler or Trading Symbol:  Bar Harbor
Bankshares, CUSIP No. 066849100

3.  IRS or Social Security Number of Reporting Person
(Voluntary):  Not provided

4.  Statement for Month/Year:  December 2001

5.  If Amendment, Date of Original:  NA

6.  Relationship of Reporting Person to Issuer:  Director


Table 1:  Non-Derivative Securities Acquired, Disposed of, or
Beneficially Owned

Title of
Security
Tran
Date
Tran
Code
Securities Acquired (A)
or Disposed of (d)
Amount     A/D
Price
Amount
of
Securit
ies
Ownershi
p
Form
Nature
of
Owner-
ship
Bar Harbor
Bankshares
Common Stock





3,400
D

Bar Harbor
Bankshares
Common Stock
2001
P
1,125.
32
A
Intermitte
nt
purchase
with
dividends
69
D

Bar Harbor
Bankshares
Common Stock
2000
P5
807.99
A
Intermitte
nt
purchase
with
dividends


